Filed pursuant to Rule 433

Registration No. 333-184954

Issuer Free Writing Prospectus dated May 30, 2013

Relating to Preliminary Prospectus Supplement dated May 30, 2013

ROPER INDUSTRIES, INC.

PRICING TERM SHEET

Senior Notes due October 1, 2018

Issuer:	Roper Industries, Inc.
Format:	SEC Registered
Trade Date:	May 30, 2013
Settlement Date (T+5)*:	June 6, 2013
Securities:	Senior Notes due 2018
Principal Amount:	$800,000,000
Maturity Date:	October 1, 2018
Coupon:	2.050%
Price to Public:	99.791%
Yield to Maturity:	2.092%
Spread to Benchmark Treasury:	T + 110 basis points
Benchmark Treasury:	UST 0.625% due April 30, 2018
Benchmark Treasury Yield:	0.992%
Interest Payment Dates:	April 1 and October 1, beginning October 1, 2013
Make-Whole Call:	T + 20 basis points
CUSIP# / ISIN#	776696 AF3 / US776696AF31
Ratings (Moody’s/S&P)**:	Baa2 / BBB

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Barclays Capital Inc.
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. SunTrust Robinson Humphrey, Inc.

*We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or the following business day should consult their own advisor.

**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Wells Fargo Securities, LLC at 1-800-326-5897, or Barclays Capital Inc. at 1-888-603-5487.